Exhibit 99.1

REFINITIV STREETEVENTS

EDITED TRANSCRIPT

Q3 2021 NXT-ID Inc Earnings Call

EVENT DATE/TIME: NOVEMBER 12, 2021 / 7:00PM GMT

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NOVEMBER 12, 2021 / 7:00PM GMT, Q3 2021 NXT-ID Inc Earnings Call

CORPORATE PARTICIPANTS

Chia-Lin Simmons Nxt-ID, Inc. - CEO & Director

Mark J. Archer Nxt-ID, Inc. - Interim CFO

CONFERENCE CALL PARTICIPANTS

Brian David Kinstlinger, CFA Alliance Global Partners, Research Division - Head of TMT Research, MD & Senior Technology Analyst
Kris Tuttle SoundView Research - Founder

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the Nxt-ID third quarter results conference call. (Operator Instructions)

I would now like to hand the conference over to your speaker today, Chia-Lin Simmons, CEO of Nxt-ID. Thank you. Please go ahead.

Chia-Lin Simmons Nxt-ID, Inc. - CEO & Director

Thank you, Cherry.

Before we get started, I would like to remind everyone that during this call, we will be making forward-looking statements, which consist of statements that cannot be confirmed by reference to existing information, including statements regarding our beliefs, goals, expectations, forecasts, projections and future performance and assumptions underlying such statements. Please note that there are a number of factors that will cause actual results to differ materially from our forward-looking statements, including factors identified and discussed in our SEC filings. Please recognize that except as required by applicable law, we undertake no duty to update any forward-looking statements, and you should not place any undue reliance on such statements.

Today, we’ll summarize our financial results for the recent third quarter and 9-month 2021 period. I’ll also discuss operations.

In August, I spoke about establishing 3 pillars to put us on solid ground, namely the right timing, product and people. Let’s first talk about time, where we’ve been spending it and how our company is poised to take advantage of the demographic shift we currently find ourselves in.

To ensure we have a solid foundation from which to grow, I spent much of my time keeping the company listed on the Nasdaq Stock Exchange. Addressing this challenge became a priority because we plan to increase our sales channels, structure partnerships and think beyond hardware opportunities, all much easier when a company is listed on a well-respected stock exchange. We asked you, our shareholders, to approve a reverse stock split of our common and preferred shares. There was a consolidation of shares to make each one worth more to maintain the minimum price of $1 per share that Nasdaq requires. I’m pleased to say that we received approval for both the preferred and common reverse splits, and we have also now received the formal compliance letter from Nasdaq. Thank you to all our shareholders for your support and our team for helping push this through.

We also have spent time raising additional capital to ensure we can build the products and hire the talent necessary to bring our vision to life. We raised $16.4 million of capital to focus on product, marketing and operations. At the end of September, we had $16 million in cash. The equity offering allowed us to attract new investors to the company who share our desire to see change in a market that has not seen much technological innovation that has tremendous opportunities.

Investing the time to shore up capital and our corporate structure has been time well spent, and we hope to further expand our institutional shareholder base. Because we have the opportunity to take advantage of The Silver Tsunami that will define the next 40-plus years of personal monitoring, safety and security software and devices.

We shared some of the statistics about the graying of America and the globe last quarter and the need to apply new thinking to the sector. Our vision is to build a platform to power a new caring economy to support The Silver Tsunami and the sandwich generation that supports them. Our proprietary products, the Freedom Alert and Guardian Plus 911 (sic) [Guardian Alert 911 Plus], currently supports seniors by providing critical solutions without a monthly fee. There are many seniors on a fixed income on Medicare or Medicaid for whom recurring billing would force them to choose between their safety and security, and potentially other critical needs in their lives.

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NOVEMBER 12, 2021 / 7:00PM GMT, Q3 2021 NXT-ID Inc Earnings Call

With a strong base of existing products, we’re excited to expand into new product offerings, nonmonitored and monitored services, both domestic and international, in-home, professional services for senior living and direct-to-consumer markets.

Here’s our vision. Many of you are familiar with Software-as-a-Service, or SaaS. Our Caring-Platform-as-a-Service, or CPaaS, will act as the center of our offering to the care economy and technology space. This will bring together not just our own proprietary products, but allow us to collaborate with potential partners in the age tech and health care communities. To date, Nxt-ID has 26 pending and issued patents. I’m pleased to share that 2 provisional patents were filed around fall detection this past quarter.

Each year, approximately 1 out of 4 adults over 65-plus experience fall incidents. Less than half tell their doctors. And once they fall, their chances of falling again doubles. 1 out of 5 of those falls result in serious injuries. 3 million older people are treated in ERs for falls. While falling may not result in serious injury, it does cause fear resulting in reduction of daily activities. When a person is less active, they are weaker, resulting in an increased chance of falling.

Despite a pressing need to improve fall detection and ensure response times are more rapid, personal emergency response systems, or PERS for short, and caretaking technology has not evolved for decades. Nxt-ID is looking to develop solutions to meet these needs.

Our latest provisional patents are focused on improving fall detection. One of the reasons why many people do not like to wear monitor PERS products is because of false positives that can come from fall detection. It can remove a sense of independence and cause embarrassment. We are developing patents in fall detection technology, artificial intelligence and machine learning that we believe will help us better identify an actual fall event versus a false positive. Better technology around fall detection will not only save lives but save money.

In 2015, total Medicare -- medical costs for falls was more than $50 billion. Medicare and Medicaid shouldered 75% of those costs. Reducing medical costs for our government and individuals is another reason why I’m so passionate about Caring-Platform-as-a-Service.

As you have seen in the news, many industries have been affected by supply chain issues and semiconductor chip shortages. In our case, the biggest impact we have seen is the availability of chips and certain components.

Despite these challenges, we have been able to meet the demands. As a company that is nimble and fast-moving, we are able to seek our parts in the spot market, redesign quickly to ensure that we can continue to operate with as much speed and efficiency at a challenging time for many companies. While higher chip costs may impact our margins, we have been able to secure the supply we need, and we’ll continue to focus on product development and shipments to our customers.

Finally, let’s briefly discuss people. As we hope to increase our revenue stream from existing products and new product development, we also hope to grow our already talented team. Our recent funding allows us to do so. We’re in discussions with a number of candidates currently and hope to make some announcements by the end of 2021 or early next year.

At this point, I will hand over the call to Mark for a brief summary of financials.

Mark J. Archer Nxt-ID, Inc. - Interim CFO

Thank you. As Chia-Lin said, it was quite an intense quarter for us with the successful completion of 2 separate fundraisings and the special shareholders’ meeting to approve the reverse split of our common stock. Now with that behind us, our focus is back on the business.

I’d like to discuss the company’s unaudited financial and operating results for the third quarter ended September 30 and for the 9-month year-to-date period.

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NOVEMBER 12, 2021 / 7:00PM GMT, Q3 2021 NXT-ID Inc Earnings Call

First, the third quarter. Revenue was $2.4 million, a decrease of 10% from the same quarter last year. While third quarter revenue was soft, we’re encouraged by the lift we saw in revenue in October, which was up 6% from prior year. Gross profit was $1.3 million for the quarter, a decrease of $611,000 compared to the same quarter last year. Gross margin was 53% compared with 71% in the prior quarter. Gross profit was mainly impacted by lower revenues and a $314,000 reserve for obsolete inventory that was recorded in the quarter. Gross margin was impacted by both the inventory reserve and the higher manufacturing cost for our new 4G Guardian product that was introduced late in the fourth quarter.

Operating expenses were $1.8 million compared to $2 million in the prior quarter and $2.4 million in the same quarter last year. We do not expect this year-over-year favorability to continue as we begin to add resources to support new product development and launch. Operating loss for the quarter was $497,000, slightly better compared to the operating loss in the same quarter last year. And finally, net loss was $743,000 or $0.12 a share compared to a net loss of $1.1 million or $0.32 a share in the same quarter last year. The earnings per share numbers have been adjusted for the 1-for-10 reverse stock split made in October.

Now let me talk about the 9 months year-to-date. Revenue was $7.6 million, a decrease of 14% compared to the 9-month period last year. Gross profit was $4.6 million, a decrease of 29% from the same period last year. Gross margin declined from 73% to 61%. As was the case with third quarter results, gross profit and margin was impacted by lower revenue; the inventory reserve; and the higher manufacturing cost for the 4G Guardian product, which was launched in November of last year.

Operating expenses for the 9 months were $6.1 million, essentially flat to prior year. Operating loss was $1.5 million compared to operating income of $410,000 during the same month -- 9-month period last year. And finally, net loss was $7.7 million or $1.43 per share compared to a net loss of $1.4 million or $0.44 a share in the same 9-month period last year. This year’s results included $6.6 million of nonrecurring expense. And again, the EPS numbers have been adjusted for the stock split.

Now let me speak to 3 key events that happened after the close of the quarter. On October 18, we shut our Oxford, Connecticut corporate office and consolidated corporate functions in our Louisville divisional operating office, an opportunity for us to further rationalize our cost structure and run more efficiently. On November 1, the company’s wholly owned subsidiary, LogicMark, made a $1.1 million payment to its senior lender, completely satisfying all of its financial obligations with that lender. With that payment made, the company no longer has any senior debt. And then finally, on November 3, we set the record date for our Annual Shareholders’ Meeting to be held in New York City on December 17.

So this concludes my remarks. Cherry, let’s open the call up for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Your first question comes from the line of Brian Kinstlinger from Alliance Global.

Brian David Kinstlinger, CFA Alliance Global Partners, Research Division - Head of TMT Research, MD & Senior Technology Analyst

Just one question actually. Prior to you joining, NXT (sic) [NXTD], I would say, was not really a great executor. And so really -- it didn’t really allow the company to succeed, in my opinion. What are the maybe 2 or 3 keys to stronger execution, notwithstanding capital? Is it better go-to-market strategy? Is it you need to update the technology, sales leadership? Just -- I’m curious a couple of what you think are the primary things you can do to turn the story around.

Chia-Lin Simmons Nxt-ID, Inc. - CEO & Director

I’ll go ahead and take that. Thank you, Brian, for asking that question. So I think that it’s a key for any company who is in the technology space, not just ours, when it comes to basically success, right? We absolutely need marketing and sales capabilities. My background is actually in marketing, and I’ve been a revenue generator for every company I’ve been at for the last 26 years on the technology side.

Secondarily, we haven’t launched a new product since November of 2020. And the 4G product is fantastic, and we are excited to be selling that product, but we also need to continue to look at innovation and provide offerings that can actually expand the spectrum of a consumer’s life cycle. And certainly, I think that for the unmonitored product space, we are doing a fantastic job ensuring that those who have needs and cannot afford a recurring billing we’re able to help them stay safe and secure.

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NOVEMBER 12, 2021 / 7:00PM GMT, Q3 2021 NXT-ID Inc Earnings Call

And so -- but you’ll see us basically also looking at addressing additional sort of customer and -- customer segments. And so I think that’s really key to helping us help the consumer as they age into -- of the different products into a life cycle. So we have to have products for every part of that sort of life cycle of that customer.

And I think third is it’s really important for a technology company not just to have, I would say, R&D acumen, which I think this company has had a lot of, but also the capability to have the right team members to actually execute against those, which means stronger looks at engineering talent and product talent to bring on to the company and the capability to execute and market those products. And so I think if you bring all of those things together, we absolutely have the -- all of the ingredients, and we are gathering all of those ingredients for success for the company moving forward.

Brian David Kinstlinger, CFA Alliance Global Partners, Research Division - Head of TMT Research, MD & Senior Technology Analyst

Great. If I could just ask one follow-up on the people side. I know you and I spoke, you have people you want to bring on through past relationships. But outside of some of those key management roles that you’ve identified, how does the labor shortage, if at all, impact your business as you look to recruit people?

Chia-Lin Simmons Nxt-ID, Inc. - CEO & Director

Sure. That’s a great question. I think that, certainly, every company is experiencing the squeeze of talent. And so I’m chuckling a little bit because, obviously, I want to hire the best, most talented executives, but we also are very interested in hiring some of the best talent on many levels.

We were thrilled to have recently hired an amazing marketing manager to come to us from Timberland. She has been managing social, and so there as well as other marketing pieces. And so she actually joined us, I think it was around October 18. And she’s actually already executing, up to speed and helping us with product marketing as well as getting our social program together.

And so we’re not looking at -- I think, across the board, we are absolutely, like every company, looking at a tremendous amount of shortage in talent, but I’m very happy to note that I have an extremely vast network when it comes to technology talents and focus on the technology industry that I’m tapping into for all levels of hiring for this company.

And I think the second -- sort of second part is that I’ve often told people, I think we’re like a start-up with a ticker symbol. We should operate with speed, with efficiency. And so sometimes that could mean that we’re outsourcing some of that development work and not having to hire in-house to do it because that’s a faster way to do it. Sometimes that could be a partnership in terms of development work. And so we’re looking at all of these different options because I think that to be a nimble company and for the shareholders to benefit from a company that can operate like a start-up and reaping the results of actually a company that can operate with speed, that’s the kind of things that we need to look at.

Operator

Your next question comes from the line of Kris Tuttle from SoundView.

Kris Tuttle SoundView Research - Founder

Congratulations on getting the company on a more sustainable capital base. I had just a couple of questions. I know it’s early, but if you think about your -- where you want to go in the next few years and product mix, do you see the company as basically predominantly more sort of an AI software company? Or how far into the device physical segment do you think you’ll be versus partners that you might integrate with?

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NOVEMBER 12, 2021 / 7:00PM GMT, Q3 2021 NXT-ID Inc Earnings Call

Chia-Lin Simmons Nxt-ID, Inc. - CEO & Director

Well, thank you for the question. I think that is a good question. I think that we are looking at a mix, right? I think that for a successful company to -- what we would like to do to transform this industry, I think we need to be looking at a mix of software, machine learning, artificial intelligence as well as hardware.

I’d like to think that we can all develop hardware that would be a perfect fit for people who are a little bit older. And I think that when we have -- and when we think about our customer base, we have to think the way that the AARP has been doing for the last several years. It used to be that I think if you’re retired and you turn 65, that’s when you get a letter from AARP, much to the consternation of many people. I’m sure they are getting AARP letters earlier in their life, right, around 50 even nowadays, right?

And so we tend to think about a customer’s life cycle with us in a similar way, which is what can we offer as a product that’s -- earlier that could be of assistance? And then how do we partner with our customers as they age, not just them but also the caretakers? And so how are we developing products that actually fit that life -- customer life journey, right?

So I see that as a combination of not just software, artificial intelligence and machine learning, but also I think we will probably stay, to a certain degree, in some level, proprietary hardware work as well as partner with other hardware companies as part of that.

So if you’re younger and -- the Apple device is a good one for you. You can see us look at expanding software and services into that category space. But as we all know, when you get a little bit older, manual dexterity doesn’t often sort of let us utilize things that are very small in form function. And so we may never be able to, to a certain degree, look at completely getting out of the device space. I think that we would want to stay there because our customers need us to be there. And so you’ll always see us probably be in a mix of providing a blend of software services as well as hardware.

Kris Tuttle SoundView Research - Founder

Okay. I appreciate that. Second question is just on the existing business. It doesn’t have to be a legacy, but the existing business. Do you feel that, that is -- I mean it’s been running at sort of -- I won’t say autopilot, but it’s just been kind of running at that level for a long time. Do you feel that that’s going to continue to sort of help you operate just as an annuity? Is there any risk to that business in the short term? Or is your positioning there such that you guys can rely on that kind of on a quarterly basis to support your operations?

Chia-Lin Simmons Nxt-ID, Inc. - CEO & Director

I think if we’re referring to our incredible partnership on the LogicMark side with the Veterans Administration and others, I think you could absolutely say that. We hope to continue to earn their trust as providers of very needed products to the vets of the United States. I mean I think that we are proud to have that partnership. We continue to basically do everything we can to basically be the best partner possible for the Veterans Administration.

As you can imagine, we’ve gotten our GSA in the past year. And so we will continue to look to expand our government work into other sectors of the government. I mean today, we offer our products to the largest health care system in the United States, which is the Veterans Administration hospitals and clinics. And so we would like to look at what that means with the GSA to expand into the Medicare/Medicaid side, state and local municipalities.

And so I would say that what we call sort of the legacy business, the business where we serve the government of the United States, you will see us continue to not just service the Veterans Administration, but we will continue to -- we will be looking at expanding the government business as well as add on direct-to-consumer as well as B2B businesses and pro products.

Kris Tuttle SoundView Research - Founder

Okay. That’s great. I’m glad to hear that. Last question for me for now is -- obviously, closing the Connecticut office makes a lot of sense. Are you -- and Louisville is an existing location. What are your thoughts on physical location? I mean, do you need one? Are you guys going to be more virtual? How are you kind of thinking about that?

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NOVEMBER 12, 2021 / 7:00PM GMT, Q3 2021 NXT-ID Inc Earnings Call

Chia-Lin Simmons Nxt-ID, Inc. - CEO & Director

So it’s just a question I’m sure every company gets asked nowadays in the world of COVID. Ironically, this company has always been somewhat remote-oriented since the beginning. LogicMark, which is the wholly owned subsidiary of the company, had been -- I believe actually was started in Virginia. And so we’ve always had employees based in a multitude of different locations.

I’d like to think that this company has had a very strong sort of foundation in looking for the best employees wherever they sit in the United States. And so we’ve been very proud of doing that. And we’ll continue to sort of look at growing that footprint where we find the best, I think, employees that we can find.

I think that physical location in Louisville is fantastic. I mean from Louisville, we can reach 80% of the United States from a distribution perspective. And so -- and that’s something that we think is important to have. Our warehousing, our customer support operations run out of Kentucky. So -- and I think we’ll continue to sort of be there for the -- at least for the foreseeable future.

Kris Tuttle SoundView Research - Founder

Okay. Terrific. Well, that’s all I have for now. I’m eager to what you guys develop over the next few quarters.

Chia-Lin Simmons Nxt-ID, Inc. - CEO & Director

Thank you for your questions.

Operator

(Operator Instructions) I am showing no further questions at this time. I would now like to turn the conference back to Ms. Chia-Lin Simmons.

Chia-Lin Simmons Nxt-ID, Inc. - CEO & Director

I want to thank you all for participating in our call today and for your continued support. Just a reminder that the replay will be available on our website. And feel free to send any comments or questions to us through the Investor Relations e-mail at investors@nxt-id.com.

As we are entering the final month of the year, I want to wish everyone a happy and healthy holiday season with your family and friends. Thank you.

Operator

Ladies and gentlemen, this concludes today’s conference call. Thank you all for your participation. You may now disconnect.

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